Exhibit 99.1

ARES CAPITAL CORPORATION ANNOUNCES SEPTEMBER 30, 2019 FINANCIAL RESULTS
AND DECLARES FOURTH QUARTER 2019 DIVIDEND OF $0.40 PER SHARE

DIVIDEND DECLARATIONS

New York, NY — October 30, 2019 — Ares Capital Corporation (“Ares Capital”) (NASDAQ: ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.40 per share. The fourth quarter dividend is payable on December 30, 2019 to stockholders of record as of December 16, 2019. Ares Capital previously declared on February 12, 2019 an additional dividend of $0.02 per share, payable, subject to the satisfaction of certain Maryland law requirements, on December 27, 2019 to stockholders of record as of December 16, 2019.

SEPTEMBER 30, 2019 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2019.

HIGHLIGHTS

 Financial

	Q3-19			Q3-18
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)		Total Amount	Per Share(1)
Core EPS(2)		$0.48			$0.45
GAAP EPS		$0.41			$0.49
Net investment income	$212	$0.50		$185	$0.44
Net realized gains (losses)	$(63)	$(0.15)		$373	$0.87
Net unrealized gains (losses)	$26	$0.06		$(349)	$(0.82)
GAAP net income	$175	$0.41		$209	$0.49
Dividends declared and payable		$0.42	(3)		$0.39

	As of
(dollar amounts in millions, except per share data)	September 30, 2019	September 30, 2018	December 31, 2018
Portfolio investments at fair value	$13,892	$11,220	$12,417
Total assets	$14,458	$12,255	$12,895
Stockholders’ equity	$7,373	$7,313	$7,300
Net assets per share	$17.26	$17.16	$17.12
Debt/equity ratio	0.91x	0.63x	0.73x
____________________________________________

(1)	All per share amounts are basic and diluted.

(2)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)	Includes an additional dividend of $0.02 per share paid in the third quarter ended September 30, 2019.

Portfolio Activity

(dollar amounts in millions)	Q3-19	Q3-18	Q4-18
Portfolio Activity During the Period:
Gross commitments	$2,409	$1,924	$2,709
Exits of commitments	$1,424	$1,914	$1,021

Portfolio as of the End of the Period:
Number of portfolio company investments	352	342	344
Weighted average yield of debt and other income producing securities(4):
At amortized cost	9.8%	10.3%	10.2%
At fair value	9.9%	10.3%	10.3%
Weighted average yield on total investments(5):
At amortized cost	8.8%	9.0%	9.0%
At fair value	9.0%	9.2%	9.3%
__________________________________________________

(4)
Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total accruing debt and other income producing securities at amortized cost or at fair value as applicable.

(5)
Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) the total investments at amortized cost or at fair value as applicable.

THIRD QUARTER 2019 OPERATING RESULTS

For the third quarter of 2019, Ares Capital reported GAAP net income of $175 million or $0.41 per share (basic and diluted), Core EPS(2) of $0.48 per share (basic and diluted), net investment income of $212 million or $0.50 per share (basic and diluted), and net realized and unrealized losses of $37 million or $0.09 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2019, total assets were $14.5 billion, stockholders’ equity was $7.4 billion and net asset value per share was $17.26.

In the third quarter of 2019, Ares Capital made $2.4 billion in new investment commitments, including commitments to 18 new portfolio companies, 31 existing portfolio companies and one additional portfolio company through the Senior Direct Lending Program, LLC (the “SDLP”), through which Ares Capital co-invests with Varagon Capital Partners (“Varagon”) and its clients to fund first lien senior secured loans. Of the new commitments, 40 were sponsored transactions. As of September 30, 2019, 163 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $2.4 billion in new commitments made during the third quarter of 2019, 90% were in first lien senior secured loans, 7% were in second lien senior secured loans, 2% were in other equity securities and 1% were in the subordinated certificates of the SDLP. Of these commitments, 96% were in floating rate debt securities. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the third quarter of 2019, significant new commitments included:

•
$279 million in first lien senior secured revolving, delayed draw and term loans, second lien senior secured delayed draw and term loans and equity of a provider of central institutional review boards over clinical trials;

•	$176 million in first lien senior secured revolving, delayed draw and term loans and equity of an electrical systems manufacturer;

•	$163 million in first lien senior secured revolving, delayed draw and term loans and equity of a specialty insurance provider;

•	$153 million in a first lien senior secured revolving loan of a non-bank provider of alternative financial services;

•	$129 million in first lien senior secured revolving, delayed draw and term loans of an electronic medical record software provider;

•	$124 million in a first lien senior secured term loan of a distributor and manufacturer of pet prescription medications and health products;

•	$114 million in first lien senior secured revolving, delayed draw and term loans and equity of a behavioral health and special education platform provider;

•	$107 million in a first lien senior secured term loan of a laundry service and equipment provider;

•	$105 million in first lien senior secured revolving, delayed draw and term loans and equity of a supply chain automation software provider;

•	$97 million in first lien senior secured revolving, delayed draw and term loans and equity of a national utility services consulting firm;

•	$89 million in first lien senior secured revolving, delayed draw and term loans of an electronic health record software provider;

•	$73 million in first lien senior secured revolving, delayed draw and term loans of a packaged ice producer and distributor;

•	$67 million in first lien senior secured revolving and term loans and equity of a medical device packaging manufacturer;

•	$63 million in a second lien senior secured term loan of an oil exploration and production company;

•	$59 million in first lien senior secured revolving, delayed draw and term loans of an operational service provider to the petrochemical industry;

•	$58 million in first lien senior secured delayed draw and term loans of an oil and gas exploration and production company;

•	$55 million in a first lien senior secured delayed draw term loan and equity of an owner and operator of commercial and industrial solar projects; and

•	$53 million in first lien senior secured revolving, delayed draw and term loans of a workforce management solutions provider.

Also in the third quarter of 2019, Ares Capital exited approximately $1.4 billion of investment commitments. Of the total investment commitments exited, 73% were first lien senior secured loans, 10% were senior subordinated loans, 9% were second lien senior secured loans, 7% were subordinated certificates of the SDLP and 1% were other equity securities. Of the approximately $1.4 billion of exited investment commitments, 82% were floating rate, 9% were fixed rate, 8% were on non-accrual status and 1% were non-income producing.

The fair value of Ares Capital’s portfolio investments at September 30, 2019 was $13.9 billion, including $12.6 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 45% of first lien senior secured loans, 32% of second lien senior secured loans, 6% of subordinated certificates of the SDLP (the proceeds of which were applied to co-investments with Varagon and its clients to fund first lien senior secured loans through the SDLP), 4% of senior subordinated loans, 5% of preferred equity securities and 8% of other equity securities. As of September 30, 2019, the weighted average yield of debt and other income producing securities in the portfolio at amortized cost and fair value was 9.8% and 9.9%, respectively, the weighted average yield on total investments in the portfolio at amortized cost and fair value was 8.8% and 9.0%, respectively, and 86% of the total investments at fair value were in floating rate securities.

“We reported another strong quarter of core earnings well in excess of our dividend and experienced continued stable credit quality,” said Kipp deVeer, Chief Executive Officer of Ares Capital. “We continue to benefit from our broad market coverage and extensive relationships which enable us to originate attractive investments and remain highly selective.”

“In the third quarter, we further executed on our strategy of increasing and extending our sources of committed financing,” said Penni Roll, Chief Financial Officer of Ares Capital. “After upsizing and extending the maturity of our SMBC Funding Facility, as well as successfully re-opening our 2024 notes, we ended the quarter with nearly $3 billion of available cash and undrawn committed borrowing capacity. We believe our deep liquidity position and long dated funding enhances the strength of our balance sheet and supports our ability to invest opportunistically across varying market conditions.”

PORTFOLIO QUALITY

Ares Capital Management LLC (“Ares Capital Management” or Ares Capital’s “investment adviser”) employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of September 30, 2019 and December 31, 2018, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and 3.0, respectively, and loans on non-accrual status represented 1.5% and 2.5%, respectively, of total investments at amortized cost (or 0.2% and 0.6%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2019, Ares Capital had $253 million in cash and cash equivalents and $6.7 billion in total aggregate principal amount of debt outstanding ($6.6 billion at carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.9 billion available for additional borrowings under its existing credit facilities as of September 30, 2019.

In September 2019, Ares Capital issued an additional $250 million in aggregate principal amount of unsecured notes, which bear interest at a rate of 4.200% per year and mature on June 10, 2024 (the “Additional 2024 Notes”). The Additional 2024 Notes were issued at a premium to the principal amount.

In September 2019, Ares Capital and Ares Capital JB Funding LLC (“ACJB”), a wholly owned subsidiary of Ares Capital, entered into an amendment (the “SMBC Amendment”) to the documents governing ACJB’s revolving funding facility (the “SMBC Funding Facility”) with Sumitomo Mitsui Banking Corporation and each of the other parties thereto. The SMBC Amendment, among other things, (i) increased the size of the SMBC Funding Facility from $400 million to $500 million, with the ability to upsize to $800 million subject to receiving the necessary consents, and (ii) extended the reinvestment period from September 14, 2019 to September 10, 2022.

THIRD QUARTER 2019 DIVIDEND PAID AND 2019 DECLARED ADDITIONAL DIVIDENDS

On July 30, 2019, Ares Capital declared a third quarter 2019 dividend of $0.40 per share for a total of approximately $170 million. On February 12, 2019, Ares Capital declared an additional third quarter 2019 dividend of $0.02 per share for a total of approximately $9 million. The record date for these dividends was September 16, 2019 and the dividends were paid on September 30, 2019.

On February 12, 2019, Ares Capital also declared an additional dividend of $0.02 per share to be distributed in the fourth quarter of 2019. The fourth quarter 2019 additional dividend of $0.02 per share will be payable on December 27, 2019 to stockholders of record as of December 16, 2019. Payment of the additional December 27, 2019 dividend is subject to the satisfaction of certain Maryland law requirements.

RECENT DEVELOPMENTS

From October 1, 2019 through October 24, 2019, Ares Capital made new investment commitments of approximately $360 million, of which $311 million were funded. Of these new commitments, 90% were in first lien senior secured loans and 10% were in second lien senior secured loans. Of the approximately $360 million of new investment commitments, 100% were floating rate. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 7.9%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that it will be able to do so.

From October 1, 2019 through October 24, 2019, Ares Capital exited approximately $326 million of investment commitments. Of the total investment commitments, 88% were first lien senior secured loans, 10% were second lien senior secured loans, 1% were subordinated certificates of the SDLP and 1% were other equity securities. Of the approximately $326 million of exited investment commitments, 99% were floating rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.4% and the weighted average yield on total investments exited or repaid during the period at amortized cost was 8.4%. On the approximately $326 million of investment commitments exited from October 1, 2019 through October 24, 2019, Ares Capital recognized total net realized gains of approximately $6 million.

In addition, as of October 24, 2019, Ares Capital had an investment backlog and pipeline of approximately $665 million and $265 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or a signed commitment have been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment have been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of our due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that it will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, October 30, 2019 at 11:00 a.m. (Eastern Time) to discuss its quarter ended September 30, 2019 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 5306933 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 13, 2019 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10134441. An archived replay will also be available through November 13, 2019 on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and is the largest BDC by both market capitalization and total assets. Ares Capital is externally managed by a subsidiary of Ares Management Corporation (NYSE: ARES), a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit

www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

INVESTOR RELATIONS CONTACTS

Ares Capital Corporation
Carl G. Drake or John Stilmar
(888) 818-5298
irarcc@aresmgmt.com

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions, except per share data)

	As of
	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $14,263 and $12,754, respectively)	$13,892	$12,417
Cash and cash equivalents	253	296
Interest receivable	121	91
Operating lease right-of-use asset	99	—
Other assets	89	79
Receivable for open trades	4	12
Total assets	$14,458	$12,895
LIABILITIES
Debt	$6,598	$5,214
Base management fees payable	52	45
Income based fees payable	39	36
Capital gains incentive fees payable	55	112
Interest and facility fees payable	44	64
Operating lease liabilities	128	33
Accounts payable and other liabilities	169	66
Payable for open trades	—	25
Total liabilities	7,085	5,595
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 600 common shares authorized; 427 and 426 common shares issued and outstanding, respectively	—	—
Capital in excess of par value	7,194	7,173
Accumulated undistributed earnings	179	127
Total stockholders’ equity	7,373	7,300
Total liabilities and stockholders’ equity	$14,458	$12,895
NET ASSETS PER SHARE	$17.26	$17.12

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share data)
 (unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018

INVESTMENT INCOME
Interest income from investments	$299	$262	$884	$778
Capital structuring service fees	41	42	124	96
Dividend income	39	25	108	71
Other income	8	13	26	47
Total investment income	387	342	1,142	992

EXPENSES
Interest and credit facility fees	76	59	212	180
Base management fees	52	44	151	135
Income based fees	49	45	146	123
Capital gains incentive fees	(8)	5	(7)	43
Administrative fees	4	3	11	10
Other general and administrative	7	5	25	23
Total expenses	180	161	538	514
Waiver of income based fees	(10)	(10)	(30)	(30)
Total expenses, net of waiver of income based fees	170	151	508	484
NET INVESTMENT INCOME BEFORE INCOME TAXES	217	191	634	508
Income tax expense, including excise tax	5	6	13	17
NET INVESTMENT INCOME	212	185	621	491
REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains (losses)	(63)	373	14	388
Net unrealized gains (losses)	26	(349)	(46)	(174)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	(37)	24	(32)	214
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$175	$209	$589	$705
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.41	$0.49	$1.38	$1.66
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	427	426	426	426

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2019 and 2018 are provided below.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.48	$0.45	$1.44	$1.23
Ares Reimbursement	—	—	—	0.03
Net realized and unrealized gains (losses)	(0.09)	0.05	(0.08)	0.50
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.02	(0.01)	0.02	(0.10)
Income tax expense related to net realized gains and losses	—	—	—	—
Basic and diluted GAAP EPS	$0.41	$0.49	$1.38	$1.66
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(1)
Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less the expense reimbursement (the “Ares Reimbursement”) from Ares Capital Management, net realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such net realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For more information about the Ares Reimbursement, see Note 12 “Related Party Transactions” in Part I, Item I “Financial Statements” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019.